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                                                                     Exhibit 1.1
                        AGREEMENT TO PURCHASE REAL ESTATE

         In consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, this Agreement to Purchase Real Estate ("Agreement") is entered into by and between GLIMCHER PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership ("GPLP"), EAST POINTE VENTURE, LLC, a Delaware limited liability company, BARREN RIVER PLAZA, LLC, A Delaware limited liability company, and RIVER VALLEY VENTURE, LLC, a Delaware limited liability company, (each such company being referred to herein as "Seller" with respect to those properties listed in Schedule 1 owned by it), each having offices at 20 South Third Street, Columbus, Ohio 43215, and 20/20 Management Company, Inc., a Texas corporation ("Purchaser"), having offices at 10210 North Central Expressway, Suite 410, Dallas, TX 75231, this 6th day of June, 2002.

                              W I T N E S S E T H :

         1. PREMISES. At the price and upon the terms, conditions, and provisions herein contained, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, the shopping centers listed on the
SCHEDULE 1 attached hereto and made a part hereof, and legally described in the EXHIBITS "A-1" THROUGH EXHIBIT "A-23" attached hereto and made a part hereof (plus, if applicable, those additional shopping centers described in SECTION 2(d), below), including without limitation, the real estate upon which each such shopping center is located, together with all right, title and interest of Seller in any way belonging to or pertaining to or running with the real properties, all easements, rights of way and other rights in property abutting, adjacent, contiguous to or adjoining the real property (collectively, the "Real Property"), all tangible and intangible personal property, contracts, leases, licenses, permits, certificates of occupancy and other contractual rights, and trade names and trade marks, plans, specifications, warranties, guaranties, manuals, drawings, and any other items of Seller used by Seller in the ownership, development, use, operation, leasing and management of the shopping centers and the real property associated with the shopping centers (collectively, the "Personal Property") (the Real Property and the Personal Property are collectively referred to herein as the "Property").

         2. PURCHASE PRICE.

         (a) The purchase price for the Property shall be One Hundred Ninety-three Million Five Hundred One Thousand Five Hundred Ninety-six and no/100 Dollars ($193,501,596.00) ("Purchase Price") (increased, if applicable, by the amounts specified in SECTION 2(d)). The Purchase Price shall be paid by bank wire, at closing, and shall be subject to any prorations, adjustments, and credits, as hereinafter stated. Purchaser shall receive a credit at Closing against the payment of the Purchase Price in the amount of (i) the principal amount of the existing indebtedness encumbering the Property, as described in the EXHIBIT "B" attached hereto and made a part hereof (" Existing Loans"), (ii) all deposits made by Purchaser prior to Closing in accordance with SECTION 4,
(iii) any net amount credited to Purchaser under SECTION 12 hereof, and (iv) as may
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otherwise be provided herein. In the event Purchaser closes on the purchase of all of the properties it is required to purchase in accordance with the terms and conditions of this Agreement, Seller shall also give Purchaser a credit against the purchase price at closing in the amount of Three Million Dollars ($3,000,000.00). The balance of the Purchase Price, as adjusted, together with all other amounts due from Purchaser, shall be payable in immediately available funds at Closing. Purchaser shall make such payment by wire transfer to one or more bank accounts, which Seller shall designate no later than two (2) business days prior to the Closing Date.

         (b) An independent engineering consultant mutually agreed upon by Purchaser and Seller has estimated the costs to make repairs immediately required (defined for purposes of this Agreement as repairs required to be completed within calendar year 2002) to the roofs of each of the twenty-three
(23) shopping center properties, in the total amount of One Hundred Twenty-four Thousand One Hundred Seventy-five and No/100 Dollars ($124,175.00) (the "Roof Repair Costs"). Seller agrees to give Purchaser a credit at Closing in the total amount of the Roof Repair Costs. In the event Purchaser is required by Section 2(d) below to purchase the two additional shopping centers, as described in
Section 2(d) below, Seller shall give Purchaser an additional credit for Roof Repair Costs in the amount of Sixty Thousand Dollars ($60,000.00). Purchaser acknowledges and agrees that it has completed environmental assessments of the Property performed by Purchaser's independent consultants. Purchaser hereby waives any objection to the Property based upon environmental conditions.

         (c) The obligations of Purchaser and Seller under this Agreement with respect to those properties identified on EXHIBIT "B" as having assumable loans are expressly conditioned upon Purchaser obtaining the consent of the existing lenders ("Existing Lenders") to assume the Existing Loans ("Existing Lenders' Consents"). Seller has previously requested the Existing Lenders' Consents from the Existing Lenders, and has provided all Seller information requested by the Existing Lenders. Purchaser agrees to provide all information reasonably requested by the Existing Lenders within five (5) business days after receipt of a written request therefore. In the event any Existing Lender Consent is not obtained on or before the Closing Date, then this Agreement shall automatically terminate with respect to the Property encumbered by such Existing Loan, the Purchase Price shall be reduced by the fair market value of such Property, as mutually determined by Seller and Purchaser, and Closing shall proceed with respect to the remaining Property.

         (d) In the event that, in conjunction with the approval of the assumption of the Jackson National Life Insurance Company ("JNL"), JNL does not agree to accept as substitute collateral the Seller properties known as Hunter's Ridge, Gahanna, Ohio, and Lowe's Brice, Columbus, Ohio (or such other substitute collateral as Purchaser may propose and JNL may accept), for the properties currently encumbered by the JNL Loan known as Sycamore Square in Ashland City, Tennessee, and Southside Plaza in Sanford, North Carolina, then Purchaser agrees to purchase Sycamore Square in Ashland City, Tennessee, for Four Million Four Hundred Thirty-four Thousand Five Hundred Forty-one Dollars ($4,434,541.00), and Southside Plaza in Sanford, North Carolina, for Eight Million Nine Hundred Three Thousand Five Hundred Ninety-three Dollars ($8,903,593.00).

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         3.       INSPECTION OF PROPERTY.

         (a) Purchaser acknowledges and agrees that it (i) is familiar with the physical condition of the Property, and (ii) is acquiring the Property "AS IS" based exclusively upon its own due diligence.

         (b) Until the Closing Date Purchaser, and any of its authorized representatives and agents, shall have the right to enter onto the Property, subject to the conditions hereafter provided, for such investigations or analyses Purchaser deems necessary. Any and all work for Purchaser's due diligence investigations shall be performed at Purchaser's expense, without cost or expense to Seller.

         (c) Prior to entry on the Property by Purchaser or by any party to conduct any survey, test, or inspection for or on behalf of Purchaser, a certificate or other satisfactory evidence of liability insurance coverage for said party shall be provided to Seller with coverage and in amounts satisfactory to Seller. Purchaser shall protect, indemnify and hold Seller harmless from all liability from injury to persons or Property or liens or actions for cost of work arising out of the inspections, investigations and entry onto the Property by Purchaser or by any representatives or agents of Purchaser.

         (d) Purchaser acknowledges that it will have access to nonpublic information of Seller and its affiliates, including, without limitation, know-how, lists of existing and potential tenants, leases, agreements and understandings with tenants and suppliers, the information supplied by or on behalf of Seller pursuant to this SECTION 3 and business and financial information, as well as information obtained from inspections of the Property (all such information collectively, "Confidential Information"). Therefore, Purchaser agrees to (i) keep confidential all Confidential Information of Seller and its affiliates, (ii) not disclose any portion of the Confidential Information in any manner without the prior written consent of Seller except to its brokers, mortgage brokers, accountants, lawyers, prospective lenders, prospective partners and any other professional involved in the Purchaser's due diligence efforts, and (iii) use, and permit its representatives to use, Confidential Information exclusively in connection with the transactions contemplated by this Agreement Notwithstanding the foregoing, Purchaser may disclose Confidential Information to its representatives if: (x) it first informs the representative that the Confidential Information is confidential and of the contents of this Section; and (y) the representative agrees in writing with the Seller to abide by the terms of this Section. If Purchaser or any of its representatives believes it is required by applicable law to disclose any Confidential Information, Purchaser will promptly inform Seller and shall limit the disclosure to that which is required by applicable law. In addition, Purchaser shall not make any press release, public statement, or other announcement regarding this Agreement or the transactions contemplated hereby without the prior approval of Seller. For purposes of this Section, Confidential Information shall not include information that is generally available to the public, was known to Purchaser prior to the disclosure, or was independently developed by Purchaser. In the event this Agreement is terminated or the within transaction does not close, Purchaser shall, within five (5) business days, return to Seller all copies of any such Confidential Information in the possession of Purchaser, including any and all copies made by

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Purchaser of items received from Seller. Notwithstanding the foregoing,
Purchaser, with Seller's prior written consent, not to be unreasonably withheld, shall be allowed to disclose such information as may be required in order to organize and offer interests in a Real Estate Investment Trust (the "REIT"), to list the REIT on a securities exchange, and to operate such REIT in compliance with all applicable laws and all applicable requirements of such exchange.

         4. DEPOSIT / EXTENSIONS OF CLOSING DATE.

         (a) Seller acknowledges that Purchaser has deposited the sum of Two Million Dollars ($2,000,000.00) (along with subsequent deposits, collectively referred to as the "Deposit") with Flagler Title Company, 1897 Palm Beach Lakes Boulevard, Suite 125, West Palm Beach, FL 33409 ("Escrow Agent"), which Deposit shall be non-refundable to Purchaser, but applicable against the Purchase Price. Seller's obligations under this Agreement are expressly conditioned upon Purchaser providing to Seller, within one (1) business day after the date of full execution of this Agreement, a letter from GrenCorp Management Inc., to Seller and the Escrow Agent, agreeing that the terms of GrenCorp's letter of May 23, 2002, to the Escrow Agent setting forth conditions with respect to the making of such Two Million Dollar ($2,000,000.00) Deposit, are rescinded, and that such Deposit shall be held by Escrow Agent in accordance with the terms of this Agreement. This Two Million Dollars ($2,000,000.00) Deposit shall immediately become non-refundable to Purchaser, and shall either be credited against the purchase price at closing or paid to Seller by the Escrow Agent if Purchaser does not close this transaction for any reason other than a failure by Seller to close, and Purchaser hereby releases and discharges Seller from any and all claims, demands, damages, actions and/or causes of action, whatsoever, past, present of future, which can now or forever be asserted, whether known or unknown, which arise or may arise out of or are in any way or in any manner connected with or related to such Deposit. It is intended by Purchaser that the foregoing constitute a covenant not to sue in the event of the release of such Deposit to Seller in accordance with this Agreement, except in the event of a failure by Seller to close.

         (b) Purchaser may extend the Closing Date from June 30, 2002, to August 31, 2002, by giving written notice to Seller, and depositing with the Escrow Agent an additional Deposit in the amount of One Million Dollars ($1,000,000.00) Deposit, on or before June 30, 2002, which additional Deposit shall be non-refundable to Purchaser, but applicable against the Purchase Price. Such additional Deposit shall immediately become non-refundable to Purchaser, and shall either be credited against the purchase price at closing or paid to Seller by the Escrow Agent if Purchaser does not close this transaction for any reason other than a failure by Seller to close, and Purchaser hereby releases and discharges Seller from any and all claims, demands, damages, actions and/or causes of action, whatsoever, past, present of future, which can now or forever be asserted, whether known or unknown, which arise or may arise out of or are in any way or in any manner connected with or related to such Deposit. It is intended by Purchaser that the foregoing constitute a covenant not to sue in the event of the release of such Deposit to Seller in accordance with this Agreement, except in the event of a failure by Seller to close.

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         (c) Purchaser may extend the Closing Date to September 30, 2002, by giving written notice to Seller and depositing with the Escrow Agent an additional Deposit in the amount of One Million Dollars ($1,000,000.00) on or before August 31, 2002, which additional Deposit shall be non-refundable to Purchaser, but applicable against the Purchase Price. Such additional Deposit shall immediately become non-refundable to Purchaser, and shall either be credited against the purchase price at closing or paid to Seller by the Escrow Agent if Purchaser does not close this transaction for any reason other than a failure by Seller to close, and Purchaser hereby releases and discharges Seller from any and all claims, demands, damages, actions and/or causes of action, whatsoever, past, present of future, which can now or forever be asserted, whether known or unknown, which arise or may arise out of or are in any way or in any manner connected with or related to such Deposit. It is intended by Purchaser that the foregoing constitute a covenant not to sue in the event of the release of such Deposit to Seller in accordance with this Agreement, except in the event of a failure by Seller to close.

         (d) The Deposit(s) and any interest earned thereon shall be non-refundable to Purchaser, except in the event of a failure by Seller to close this transaction. Purchaser and Seller hereby agree as follows:

                  (i) At Closing, the Deposit and any interest earned shall be applied against the Purchase Price;

                  (ii) If Purchaser fails to close this transaction for any reason other than a failure by Seller to close, then the Deposit and any interest earned thereon shall be due and payable to Seller as liquidated damages hereunder, and excepting the obligations of Purchaser to indemnify and hold Seller harmless with respect to any inspections of the Property under SECTION 3 above, Seller shall have no further rights against the Purchaser.

                  (iii) Provided Purchaser has complied with all of the obligations under this Agreement, if Seller fails to close this transaction, other than as a result of a willful failure or refusal to close (which is addressed by the following sentence), Purchaser may, as its sole and exclusive remedies, either seek specific performance, or Purchaser may elect to receive the return of Purchaser's Deposit and any interest earned thereon and both parties shall be relieved from further liability hereunder, except for Purchaser's indemnity obligations arising from its inspections of the Property. If and only if Seller shall willfully fail or refuse to Close, Purchaser may (i) enforce specific performance and recover any additional expenses that Purchaser reasonably incurs in seeking specific performance or that are otherwise caused by Seller's nonperformance, or (ii) terminate this Agreement, receive the return of Purchaser's Deposit and any interest earned thereon, and recover from Seller an amount equal to Purchaser's out-of-pocket expenses incurred in connection with this transaction, together with a reasonable allowance for Purchaser's time and overhead

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                           invested in this transaction, not to exceed One
                           Million Twenty-five Thousand and No/100 Dollars ($1,025,000.00), in which case both parties shall be relieved from further liability hereunder, except for Purchaser's indemnity obligations arising from its inspections of the Property. For purposes of this
                           SECTION 4(c), "willfully fail or refuse to close" shall mean a failure or refusal by Seller to Close when it is within Seller's power to do so, and there exists no grounds under the Purchase Agreement for Seller failing or refusing to Close.

         5. TITLE. Purchaser acknowledges and agrees that it has reviewed and agrees to accept title to the Property in its condition as shown on the most recent title commitments received by Purchaser prior to the date of this Agreement.

         6. SURVEY. Purchaser acknowledges and agrees that it has reviewed surveys for the Property and agrees that there are no survey matters shown on such surveys to which Purchaser objects.

         7. SERVICE CONTRACTS. Seller has delivered copies of all existing service contracts or other agreements pertaining to the operation of the Property to Purchaser (those so delivered referred to as the "Existing Service Contracts"). Purchaser shall have the right to direct Seller to terminate at Closing any Existing Service Contract that Seller has the right to terminate. Seller shall terminate any such contracts effective as of the Closing Date. Any Existing Service Contracts not so terminated shall be assigned by Seller and assumed by Purchaser at Closing ("Permitted Existing Service Contracts").

         8. RISK OF LOSS, INSURANCE AND CONDEMNATION. Seller shall have the risk of loss for any damage or casualty to or affecting any part of the Property until after Closing. If any Property suffers any such damage or casualty prior to Closing, Purchaser shall have the option to close, without reduction in the Purchase Price (except to the extent of any deductible amounts applicable to such casualty), and receive the proceeds of any applicable insurance, or not close on the damaged Property and deduct from the Purchase Price the fair market value of such damaged Property, as mutually agreed to by Seller and Purchaser, but close on the remainder of the Properties which have not been damaged.

                  If any Property is condemned or taken by public authority, in whole or in part prior to Closing, Purchaser shall have the option to close on the Property, without reduction in the Purchase Price, and receive any proceeds of such condemnation or taking, or not close on the condemned Property and deduct from the Purchase Price the fair market value of such Damaged Property, as mutually agreed to by Seller and Purchaser, but close on the remainder of the Properties which have not been condemned or taken.

         9. DEED OF CONVEYANCE AND ASSIGNMENT OF LEASES. Seller shall convey to Purchaser, at closing, good and marketable title, in fee simple, to the Property by transferable and recordable special warranty deed, subject only to the matters accepted under SECTION 5, above. At Closing, Seller shall also assign to Purchaser, and Purchaser shall assume,

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all of Seller's right title and interest in and to the lease agreements with the tenants of the Property, together with all of Seller's right, title and interest in and to all deposits and any prepaid rent paid under any of the Leases. A complete list of such tenants having leases for space in the Property, as of the Effective Date, is set forth in the EXHIBITS "C-1" through EXHIBIT "C-23" attached hereto and made a part hereof (with all amendments and modifications thereto, the "Leases").

         10. NOTICES. All notices shall be sent by (i) nationally recognized overnight delivery service, or (ii) facsimile with a hard copy sent by a nationally recognized overnight delivery service, postage prepaid, and, in either case, shall be addressed:

         (a) if to Seller, to Glimcher Property Limited Partnership, 20 South Third Street, Columbus, OH 43215, Attention: General Counsel, Fax No. 614-621-8863; and

         (b) if to Purchaser, to 20/20 Management Company, Inc., 10210 N. Central Expressway, Suite 410, LB 21, Dallas, TX 75231, Attention: Bernie Grenon, Fax No. 214-373-7535.

         Notices by facsimile shall be deemed given on the date of confirmation of the successful transmission of the facsimile. In the case of notices sent by delivery services, for purposes of determining whether the sender gave notice by a certain deadline, the sender will be deemed to have given notice when such notice was deposited with the courier service, prepaid and properly addressed (provided that it is deposited with the courier service in time for that day's final pickup), but for purposes of determining when a time period for the recipient begins running, the recipient shall be deemed to have received notice when the notice was actually delivered (or when delivery was first attempted, if unsuccessful) by the courier service to the recipient's address. In the event the deadline for the giving of any notice or the performing of any act hereunder falls on a weekend or federal holiday, such deadline shall be extended until the next business day.

         11. CLOSING.

         (a) This transaction shall be closed not later than June 30, 2002, subject to extension as provided in SECTION 4 of this Agreement ("Closing Date") by delivery of all required funds and documents through an escrow established by the Escrow Agent. Notwithstanding any provision of this Agreement to the contrary, if the Purchaser shall fail to close on its obligations under this Agreement by the Closing Date due to a delay caused solely by Purchaser's lender or any Existing Lender, then it shall not constitute a default by Purchaser hereunder, and the Closing Date shall be extended for a reasonable period of time until such lender delays are resolved, however in no event shall such extension exceed seven (7) days.

                  (b)  Escrow.

                  (i) The Deposit shall be invested in escrow in a sound financial institution's money market fund or account, which pays interest or dividends, in Escrow Agent's name

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separate from its personal and business accounts. All investment decisions shall be made by Purchaser. Seller shall have no control over such investment decisions. If no Closing occurs, all interest or dividends earned shall be paid to the party entitled to the Deposit, which party shall pay any income taxes thereon. The parties shall furnish the Escrow Agent with their respective tax identification numbers. At the Closing all interest or dividends earned on the Deposit shall be credited to Purchaser. All escrow fees, if any, charged by Escrow Agent shall be equally shared by Seller and Purchaser.

                  (ii) The parties acknowledge that Escrow Agent is acting as a stakeholder at their request and for their convenience, that Escrow Agent shall not be deemed to be the agent of either of the parties, and the Escrow Agent shall not be liable to either of the parties for any act or omission on its part unless taken or suffered in bad faith or in willful or negligent disregard of this Agreement. Seller and Purchaser shall jointly and severally indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys' fees, incurred in connection with the faithful performance of Escrow Agent's duties hereunder.

                  (iii) Escrow Agent acknowledges agreement to the provisions of this Agreement applicable to it by signing on the signature page of this Agreement.

         12. ADJUSTMENTS AND PRORATIONS. All items of income and expense applicable to the Property shall be paid, prorated or adjusted as of the close of business on the day prior to the Closing Date in the manner hereinafter set forth:

                  (a) Real Estate Taxes Assessments. Real estate taxes and special assessments for the tax year in which the Closing occurs shall be prorated as of the Closing Date based on the respective number of days of ownership of Seller and Purchaser during such tax year, provided that Seller shall not be obligated to credit Purchaser at Closing for real estate taxes paid directly to the taxing authority by any tenant pursuant to its Lease, unless such taxes are due and unpaid, or unless: (i) any such tenant is, on the Closing Date, involved as a debtor ("Bankrupt Tenant") in any proceeding under Title 11 of the United States Code, as amended (Bankruptcy Act); or (ii) both Seller and Purchaser have a good faith reason to believe that any taxes being paid directly by any tenant to the taxing authority will not be paid by such tenant. In the event Seller credits Purchaser at Closing under either of the foregoing subsections (a)(i) or (a)(ii) for taxes that are payable directly to the taxing authority by a tenant, and the tenant ultimately pays such taxes to the taxing authority, then Purchaser shall reimburse to Seller the amount of the credit that Purchaser received at Closing, within thirty (30) days after the date such payment is received by the taxing authority.

                  (b) Rent. All collected rents and other payments from tenants under the Leases shall be prorated between Seller and Purchaser as of the day prior to the Closing Date. Seller shall be entitled to all rents (including any percentage rent, additional rent and any accrued tax and operating expense reimbursements and escalations), charges, and other revenue of any kind attributable to any period under the Leases to but not including the Closing Date. Purchaser shall be entitled to all rents (including any percentage rent, additional rent and any accrued tax and operating expense reimbursements and escalations) charges and other revenue of any kind

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attributable to any period under the Leases on and after the Closing Date. Rents and expense escalations or other reimbursements due landlord under the Leases prior to the Closing Date but not yet collected as of the Closing Date shall not be prorated at the time of Closing, but Purchaser shall make a good faith effort to collect the same on Seller's behalf and to tender the same to Seller upon receipt (which obligation of Purchaser shall survive the Closing and not be merged therein); provided, however, that all rents, escalations and other reimbursements due landlord under the Leases collected by Purchaser on or after the Closing Date shall first be applied to all amounts due under the Leases at the time of collection (i.e., current rents and sums due Purchaser as the current owner and landlord) with the balance (if any) payable to Seller, but only to the extent of amounts delinquent and actually due Seller. Purchaser shall not have an exclusive right to collect the sums due Seller under the Leases and Seller hereby retains its rights to pursue any tenant under the Leases for sums due Seller for periods attributable to Seller's ownership of the Property; provided, however, that (i) Seller may not commence any legal proceedings after the first anniversary of the Closing Date, and (ii) Seller shall not be permitted to commence or pursue any legal proceedings against any tenant seeking eviction of such tenant or the termination of the underlying lease. Seller's rights under the immediately preceding sentence shall survive the Closing and not be merged therein. Purchaser shall receive a credit against the Purchase Price for pre-paid rentals held by Seller covering the period post-Closing.

                  (c) Security Deposit and any interest earned thereon. Purchaser shall receive a credit at Closing for all cash security deposits reflected in the Leases to the extent that such deposits have not been applied by Seller to cure tenants' defaults. Seller shall transfer to Purchaser all non-cash security deposits at Closing (or as soon as reasonably practicable after Closing, if the procedures for such transfer reasonably require a delay in transfer until after the Closing. The provisions of this Section 12(c) shall survive the Closing.

                  (d) Other Property Operating Expenses. Operating expenses for the Property shall be prorated as of midnight of the day prior to the Closing Date, to the extent the same are known as of such date. Seller shall pay all utility charges and other operating expenses attributable to the Property to, but not including, the Closing Date (except for those utility charges and operating expenses payable directly by tenants in accordance with the Leases), and Purchaser shall pay all utility charges and other operating expenses attributable to the Property on or after the Closing Date. To the extent that the amount of actual consumption of any utility services is not determined prior to the Closing Date, a proration shall be made at Closing based on the last available reading and post-closing adjustments between Purchaser and Seller shall be made within twenty (20) days after the date that actual consumption for such pre-closing period is determined, which obligation shall survive the Closing and not be merged therein. Seller shall not assign to Purchaser any deposits which Seller has with any of the utility services or companies servicing the Property. Purchaser shall arrange with such services and companies to have accounts opened in Purchaser's name beginning at 12:01 a.m. on the Closing Date.

                  (e) Common Area Maintenance, Utility and Similar Charges. To the extent tenants under Leases pay monthly estimates of common area maintenance, utility and similar charges (collectively, "Charges") with an adjustment at the end of each fiscal year for which Charges are payable, such Charges shall be prorated in accordance with this paragraph (e). Until

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the adjustment described in this paragraph is made, all amounts received by
Seller as interim payments of Charges before the Closing Date shall be retained by Seller (to the extent that such payments relate to periods prior to the Closing Date), except that all interim payments received by either party for the month in which the Closing Date occurs shall be prorated as between Seller and Purchaser based upon the number of days in that month occurring before the Closing Date, and the party receiving the interim payment shall remit to or credit, as the case may be, the other party its proportionate share. All amounts received by Purchaser as interim payments of Charges on or after the Closing Date shall be retained for use by Purchaser until year-end adjustment and determination of Seller's allocable share thereof. Within ninety (90) days after the conclusion of the common area fiscal year, Seller's allocable share of actual Charges for Leases in effect as of the Closing Date shall be determined by multiplying the total payments received from tenants for such fiscal year (consisting of the sum of estimated payments plus or minus year-end adjustments) by a fraction (the numerator of which is Seller's actual costs of providing common area maintenance services prior to the Closing Date, and the denominator of which is the cost of providing such services for the entire fiscal year). If any Lease provides for the adjustment of Charges on the basis of a period other than the common area fiscal year, a reasonable method of calculating the adjustment for that tenant shall be determined so that all adjustments can be made at the same time. If, on the basis of charges for common area maintenance services actually incurred by Seller and the estimated payments received by Seller prior to the Closing Date, Seller has retained amounts in excess of its allocable share, it shall remit such excess to Purchaser within fifteen (15) days after notice from Purchaser of the excess owed Purchaser. If, on the basis of the foregoing amounts, Seller has retained less than its allocable share, Purchaser shall remit such amount to Seller within fifteen (15) days after notice from Seller of the amount owed Seller, but only to the extent that such amounts have been received from tenants. Seller's allocable share of any such amounts that are due but not received by Purchaser shall be forwarded to Seller within fifteen (15) days after receipt by Purchaser. Purchaser shall be entitled to adjust any such payments to Seller in relation to any limitations or "caps" on any such expenses asserted by tenants and reflected in their respective leases, or any offsets against such expenses provided for in the respective leases.

                  (f) Overage Rent. The following proration principles shall apply to the proration of overage rents, whether finally determined before or after the expiration of the relevant fiscal years under the respective Leases. Overage rents shall be separately prorated under each Lease on the basis of the fiscal year set forth in such Lease for the payment of overage rents. All interim overage rent payments made before the Closing Date shall be retained by Seller until year-end adjustment and determination of Seller's allocable share thereof, except that interim payments received by either party for the month in which the Closing Date occurs shall be prorated between Seller and Purchaser based upon the number of days in that month occurring prior to the Closing Date, and the party receiving the interim payment shall remit to or credit, as the case may be, the other party its proportionate share for such month. At Closing Purchaser shall provide to Seller security in a form of a guaranty from the fee simple owner of each shopping center in a form reasonably acceptable to Seller ("Overage Rent Security") to ensure the payment to Seller of all overage rents to which Seller will be entitled upon final proration of overage rents ("Seller's Overage Rent"), as provided below. All amounts received by Purchaser on or after the Closing Date as interim payments of overage rents shall be retained by Purchaser until year-end adjustment and determination of Seller's allocable share thereof. Upon final determination of overage rents collected from a tenant for the fiscal year under its Lease in which the Closing Date occurs, Seller and Purchaser shall adjust between themselves amounts collected for such fiscal year on account of overage rents, and Seller's allocable share of such overage rents shall be equal to an amount determined by multiplying total overage rents collected for such fiscal year by a fraction whose numerator is the number of days in such fiscal year before the Closing Date, and whose denominator is the total number of days in such fiscal year. Purchaser shall furnish Seller with financial statements indicating the sales and percentage rent figures for each tenant for all relevant periods. Within fifteen (15) days after final determination of overage rents collected from any tenant for the fiscal year in which the Closing Date occurs, Purchaser shall remit to Seller its allocable share, less interim payments previously retained by Seller, if any. If Seller has retained amounts in excess of its allocable share, Seller, within fifteen (15) days after notice from Purchaser of the excess owed Purchaser, shall remit such excess to Purchaser. Any overage rents with respect to Leases terminated before the Closing Date shall belong entirely to Seller, and Purchaser shall remit to Seller all payments to Purchaser after the Closing Date on account of such overage rents. Any overage rents with respect to Leases commencing on or after the Closing Date shall belong entirely to Purchaser. If any overage rents are collected subsequent to the year-end reconciliation between Purchaser and Seller which are allocable to the year in which Closing occurs, the party collecting such amount shall immediately pay the other party its allocable share thereof.

                  (g) Loans. Interest on the Existing Loans shall be prorated as of midnight of the day prior to the Closing Date. At Closing, Purchaser shall give Seller a credit in the amount of any funds then escrowed by Seller with Lender, including, without limitation, all amounts held in tax, insurance, repair, tenant rollover, or other escrows, so long as Lender retains such escrowed funds for Purchaser's use and benefit.

                  (h) Miscellaneous. In the event any prorations or computations made under this SECTION 12 are based on estimates that prove to be incorrect, then either party shall be entitled to an adjustment to correct the same, provided that it makes written demand on the party from whom it is entitled to such adjustment within one hundred eighty (180) days after the end of the calendar year in which the Closing occurs, or from the date the information necessary to calculate such charge becomes known, whichever is later. For purposes of calculating the prorations provided for in this Agreement, Purchaser shall be deemed to be the owner of the Property on the Closing Date. Without intending to limit the generality of the foregoing, promptly following the end of the calendar year in which the Closing occurs, Seller and Purchaser shall determine whether any tenant was charged an improper amount for its share of operating expenses under its Lease during the period prior to Closing based on the expenses paid by Seller and the tenant contributions collected and applied against such expenses by Seller, and, in the event that such amount was improper, Seller and Purchaser shall cooperate and either collect the underpayment from the applicable tenants and pay such amounts to Seller, or Seller shall refund the overpayments to the applicable tenants. Seller shall have the right, at its sole cost and expense, to prosecute such legal action as it deems necessary or advisable to collect any amounts due Seller pursuant to the terms of the any Lease or this Agreement, provided that Seller shall not have the right to bring any action to terminate the lease or tenancy of any tenant. The provisions of this SECTION 12 shall survive the closing of this Agreement.

          13. CLOSING COSTS AND EXPENSES. Purchaser shall be responsible for all title insurance endorsement costs (except those obtained by Seller to cure title Defects), the cost of recording transfer documents, the costs of all state, county and municipal real estate transfer taxes and fees, and one-half the escrow fee. Seller shall be responsible for the cost of the title insurance commitment and all premiums for a standard policy of title insurance, all costs to obtain and record any corrective documents, the cost of survey updates (provide such costs are approved in advance by Seller), all costs or fees charged by the Existing Lenders in conjunction with the assumption of the Existing Loans, and any documents for releasing any liens or encumbrances against the Property that may be required, and one-half the escrow fee.

         14. REPRESENTATIONS AND WARRANTIES. Seller hereby makes the following representations and warranties to Purchaser. As of the Effective Date and, except as provided hereinbelow, as of the Closing Date:

         (a) There are no actions, suits, or proceedings pending or, to the best of Seller's knowledge, threatened against the Seller with respect to the Property or affecting any of its rights with relation to the Property, at law or in equity, or before any federal, state, municipal, or other governmental agency (including courts as well as administrative bodies), which would prevent Seller from fulfilling its obligations under this Agreement, or that would materially, adversely affect the Property after Closing.

         (b) Except as set forth in the environmental site assessment(s) listed in the Schedule II attached hereto and made a part hereof (the "Environmental Report") a copy of which Seller will provide to Purchaser upon the full execution of this Agreement, Seller has no actual knowledge, and has received no written notice that the Property contains, or is contaminated with, any Hazardous Material, as defined herein, which may require remediation or removal under any applicable federal or state law, or that the Property has been used as a Hazardous Material disposal facility. For purposes of this Agreement, "Hazardous Material" means and includes any hazardous substance or any pollutant or contaminant defined as such in (or for purposes of) the Comprehensive Environmental Response, Compensation, and Liability Act, any so-called "Superfund" or "Superlien" law, the Toxic Substances Control Act, or any other Federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect, or any other hazardous, toxic or dangerous, waste, substance or material.

         (c) At the time of Closing, there shall be no contracts, subcontracts, arrangements, licenses, concessions, easements, or other agreements, that Seller has entered into affecting all or any portion of the Property, or the use of it, other than the Tenant Leases and the Permitted Existing Service Contracts. Seller shall not enter into any new service contract not terminable on thirty
(30) days notice, or any other agreement affecting all or any portion of the Property, or the use of it, which would extend beyond the Closing Date, without the prior written consent of Purchaser, which consent will not be unreasonably withheld or delayed. Notwithstanding any provision of this Agreement to the contrary, Seller shall not enter into any new lease or modify or terminate any existing lease ("New Lease") without Purchaser's prior written consent, which consent shall not be unreasonably withheld. Seller shall request Purchaser's consent to a New Lease by written notice to Purchaser accompanied by a copy of Seller's internal Lease Order Form setting forth the basic business terms. In the event Purchaser does not disapprove the proposed New Lease by written notice given to Seller within three
(3) business days after receipt of Seller's request, then said New Lease shall be deemed to have been approved by Purchaser. Purchaser agrees to pay any real estate brokerage fee, and/or tenant allowance or improvement costs, payable after the Closing Date with respect to any New Lease, and Seller shall pay any real estate brokerage fee, and/or tenant allowance or improvement costs, payable prior to the Closing Date with respect to any New Lease.

         (d) To the best of Seller's knowledge, all of the Seller's right, title and interest, in and to any permits, certificates of occupancy or other licenses held by the Seller in connection with the ownership or operations of the project
(s) have been duly and validly issued, are in full force and effect, and the Seller has not received written notice of any (i) material violations of building codes and/or zoning ordinances or other governmental or regulatory laws, ordinances, regulations, orders or requirements affecting the Property;
(ii) existing, pending or threatened condemnation proceedings affecting the Property; or (iii) existing, pending or threatened zoning, building or other moratoria proceedings, restrictive allocations or similar matters that could materially, adversely affect Purchaser's use of the Property for its current use.

         (e) All rent rolls, financial statements, operating statements provided to Purchaser by Seller have been prepared in the ordinary course of business and to the best of Seller's knowledge and belief are accurate in all material respects.

         (f) The Leases are in full force and effect, and neither Seller or its agents have entered into any agreements with any of the tenants except for the Leases, or subordination, non-disturbance and attornment agreements or Landlord lien subordination agreements that have been delivered to Purchaser, and except as landlord and tenant Seller has no business relationship with any of the tenants.

         (g) Seller is not a party to any agreements currently in effect which restrict the sale of the Property and Seller has the right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by it; neither the execution and deliver of this Agreement nor the consummation of the transactions contemplated by it nor the fulfillment of nor the compliance with the terms, conditions and provisions of this Agreement will conflict with or result in a material violation or breach of any other instrument or Agreement of any nature to which Seller is a party or by which it is bound or may be affected, or, to Seller's actual knowledge, with any relevant law, or constitute (with or without the giving of notice of the passage of time) a default under such an instrument or agreement; no consent, approval, authorization or order of any person is required with respect to the consummation of the transactions contemplated by this Agreement.

         (h) Except as provided in Section 14(c) of this Agreement with respect to New

Leases, there are no Tenant allowances or improvements applicable to any of the Tenant Leases which are unpaid or unfulfilled, that will become Purchaser's obligation after Closing.

         (i) Except as provided in Section 14(c) of this Agreement, there are no due and unpaid leasing commissions or broker's commissions that will become Purchaser's obligation after the Closing Date.

         (j) Seller is not a "foreign person" as defined in Section 1445 of the Internal Revenue Code of 1986 , as amended, and the Income Tax Regulations thereunder.

         (k) Seller shall operate, maintain, repair, make replacements to, and improve the Property in the ordinary course of business and in accordance with its historic operating and capital budgets for the Property and other similar properties that Seller will continue to own, up to, and including the date of closing, subject to any provisions to the contrary in this Agreement.

         (l) There is no other property that is not part of a shopping center property that is taxed with such shopping center property.

         (m) To the best of Seller's current knowledge, without obligation to conduct additional investigation (i) no shopping center included in the Property has any visible mold growing anywhere within the center, and any visible mold previously discovered was remediated properly, and (ii) Seller has provided to Purchaser (or will provide to Purchaser promptly after the execution of this Agreement) Seller's records regarding any confirmed water leaks or water damage in the Property, defined for purposes of this Agreement as any water leak causing the pooling of water in a confined space, for a period of thirty (30) days or more.

         (n) No portion of the Hunter's Ridge Shopping Center is subject to a Ground Lease to Seller.

         (o) To the extent Seller has determined that adjustments were necessary to its financial statements in connection with the annual reconciliation of operating costs charged to and collected from tenants in the Property, Seller made such adjustments to the account "Allowance for Doubtful Accounts" on the balance sheet for the particular shopping center to which such adjustment related. Seller has followed this accounting treatment on a consistent basis each year for at least the last four fiscal years. Seller is not aware of any financial statement accounts, either at the property level or, to the extent the account relates directly to the Property, at the corporate level, that the Purchaser has not had the opportunity to review.

         If any event shall occur after the Effective Date, and before the Closing Date, which is not caused by Seller ("Changed Circumstance"), that renders untrue any such representation or warranty, it shall not constitute a breach by Seller of such representation or warranty, and Seller's reaffirmation of such representation or warranty at Closing may be qualified by such Changed Circumstance. If Seller shall obtain knowledge of any Changed Circumstance, Seller shall provide notice thereof to Purchaser within a reasonable period of time. In the event Purchaser receives actual notice of any material Changed Circumstance, whether from Seller or any other source, including its own investigations, which is not cured by Seller within ten (10) days after receipt of written notice from Purchaser, then Purchaser shall have the right to terminate this Agreement with respect to the affected Property, and deduct from the Purchase Price the fair market value of such Property, as mutually agreed to by Seller and Purchaser, but close on the remainder of the Properties. For purposes of this Agreement, a "material" Changed Circumstance shall be one that causes Purchaser's lender to materially change the terms of its loan commitment to Purchaser. Seller makes no other representations or warrantees with respect to the condition of or fitness for use of any of the existing improvements on the Property. All buildings, fixtures, and other improvements on the Property shall be conveyed to Purchaser by Seller in an AS-IS condition.

         15. CONDITIONS PRECEDENT. Purchaser hereby waives any objection it may have to the physical condition, title, survey, environment or financial status of the Property as of the date of this Agreement. Notwithstanding anything to the contrary contained herein or elsewhere, the following shall be conditions precedent to Purchaser's obligation to Close (the "Conditions Precedent"):

                  (a) The truth and correctness of all of Seller's material representations and warranties and the substantial fulfillment of all of Seller's covenants at all times during the term of this Agreement and as of Closing.

                  (b) There shall be no material adverse change in the physical condition, title, survey, environment or financial status of any Property between the date of this Agreement (as reflected on the most recent documentation thereof received by Purchaser prior to the date of this Agreement) and the Closing Date. In the event there is such a material, adverse change, which is not cured by Seller within ten (10) days after receipt of written notice from Purchaser, then Purchaser shall have the right to terminate this Agreement with respect to the affected Property, and deduct from the Purchase Price the fair market value of such Property, as mutually agreed to by Seller and Purchaser, but close on the remainder of the Properties.

                  (c) As a condition precedent to closing, Seller shall provide a tenant estoppel certificate from each "Major Tenant" (defined as those leasing twenty thousand (20,000) or more square feet of space), excluding tenants in bankruptcy, if any, and from tenants occupying at least fifty percent (50%) of all other spaces at each property, such tenants (Major Tenants and other tenants) representing in the aggregate at least eighty percent (80%) of the gross leaseable space at each shopping center, and accounting for at least eighty percent (80%) of the gross income of such shopping center. In the event any Tenant refuses to provide a tenant estoppel certificate or fails to provide same in a timely manner, GPLP will deliver and Purchaser agrees to accept a Landlord estoppel for any such Tenant. Any such Landlord estoppel will be provided by GPLP but will be subject to a one (1) year limitation on any and all liability.

         16. CLOSING DOCUMENTS. Seller will deliver the following to Purchaser at Closing (each signed and acknowledged by Seller, where appropriate):

                  (a) A special warranty deed (in a form reasonably acceptable to Purchaser, and which complies with applicable local law) conveying fee simple title in each Property to Purchaser;

                  (b) A Bill of Sale conveying, transferring and selling to Purchaser, all right title and interest of Seller in and to all of the Personal Property and those service contracts, if any, which Purchaser has advised Seller it wishes to assume, to the extent the same are assignable.

                  (c) An assignment by Seller of all of Seller's right, title and interest in and to each Lease, including security deposits and prepaid rents, if any.

                  (d) All documents required by the Existing Lenders for the assignment and assumption of the Existing Loans.

                  (e) Certificate of Good Standing from the Secretary of State in the state of Seller's formation, and a Seller's resolution authorizing the sale of the Property.

                  (f) A non-foreign affidavit for Seller complying with the requirements of Internal revenue Code Section 1445
                           (f) (3) and regulations promulgated thereunder.

                  (g)      All keys to the Property in the possession of Seller.

                  (h) Such other documents and instruments as may be reasonably required by this Agreement or by the Title Company in order to consummate the transaction contemplated by this Agreement and to issue the owner's Title Insurance Policy to Purchaser, including but limited to, as to any work on the Property requested by Seller, a mechanic's lien affidavit, a gap affidavit, and a contractor's affidavit stating the amount paid and the amount outstanding under the contract to complete such work.

                  (i) Any document required by law to be executed by Seller in order to record any transfer document.

                  (j) A tenant notice letter for each shopping center, advising the tenants of such center that it has been sold to Purchaser, that Purchaser has assumed the responsibility for their security deposits under their leases (to the extent transferred or credited to Purchaser by Seller at closing), and to make all future payments to Purchaser.

                  (k) Within twenty (20) days after the closing, the originals of all leases, service contracts, and warranties, and copies or originals of tenant correspondence and property maintenance files.

                  (l) A certified, updated rent roll for each shopping center in the Property, setting forth the tenant's name, square feet leased, current base rent, base rent per square foot, a separate report setting forth all security deposits held by Seller as of the Closing Date, and a separate report setting forth all tenant delinquencies as of the Closing Date, if any.

                  (m) To the extent not provided earlier, the originals of the estoppel letters described in SECTION 15(c), or the Landlord estoppels in lieu thereof that are permitted by SECTION 15(c).

         17. MERGER. All warranties, representations, and covenants contained herein, including those made in any Seller's estoppel certificate, shall survive for a period of one (1) year following the Closing of this Agreement and sale of the Property.

         18. ASSIGNMENT. This Agreement may not be assigned by Purchaser without the prior written consent of Seller, except to affiliate(s) of Purchaser (including U.S. Properties Group, Inc., and its affiliates), which consent shall not be unreasonably withheld. The terms of this Agreement shall inure to the benefit of, and be binding upon, the respective successors and assigns of the parties hereto.

         19. REAL ESTATE BROKERAGE COMMISSION. Seller and Purchaser represent and warrant that neither party nor any entity related to either party has dealt with any broker or other person or entity who would be entitled to a commission or other brokerage fee in connection with the transaction described in this Agreement other than Michael L. Neary, to whom any commission due shall be paid by Purchaser. Seller and Purchaser each agree to indemnify, defend, and hold each other harmless of and from any loss, cost, damage, or expense (including reasonable attorney's fees and court costs) arising out of any inaccuracy in the representation or warranty made by the Seller and Purchaser, respectively, in the first sentence of this Section 19.

         20. MISCELLANEOUS:

                  (a) Entire Agreement.This Agreement contains all the terms, promises, covenants, conditions, representations and warranties made or entered into by and between Seller and Purchaser, and supersedes all prior discussions and agreements, whether written or oral, between Seller and Purchaser with respect to the conveyance of the Property and all other matters contained herein and constitutes the sole and entire agreement between Seller and Purchaser with respect thereto.

                  (b) Amendment. This Agreement may not be modified or amended unless such amendment is set forth in writing and executed by both Seller and Purchaser with the formalities hereof.

                  (c) Authority. Seller and Purchaser each represent and warrant to the other that the individuals executing this Agreement on their behalf are duly authorized and empowered to do so, and that upon such execution, this Agreement shall be binding upon and enforceable by and against each of the parties hereto.

                  (d) Execution by Both Parties. This Agreement shall not become effective and binding until fully executed by both Purchaser and Seller. The "Effective Date" of this Agreement shall mean the date of last execution hereof and the party last executing this Agreement shall insert said date in the first paragraph of this Agreement.

         21. FACSIMILE. Purchaser and Seller agree that this Agreement may be executed by the exchange of facsimile copies bearing the facsimile signatures of the parties.

         22. MULTIPLE COUNTERPARTS. This Agreement may be executed in multiple counterparts which upon assemblage shall be deemed to be fully executed originals.

         23. SELLER'S KNOWLEDGE. For purposes of this Agreement "Seller's knowledge" shall mean the actual knowledge of Seller's senior Vice President of Property Management, Senior Vice President of Construction Services, or Executive Vice President/General Counsel (who are John Hoeller, William Husted, and George Schmidt, respectively), after due inquiry of those other individuals still employed by or associated with the Seller whom the officers identified above reasonably might expect to have information about the matters represented in this Agreement.

         24.  INDEMNIFICATION:

         (a) Excepting for those matters to be assumed by Purchaser in accordance with the provisions of this Agreement or matters arising out of Purchaser's inspections of the Property and Purchaser's obligations to indemnify and hold Seller harmless pursuant to SECTION 3 above, Seller shall indemnify, defend and hold Purchaser harmless with respect to liability from injury to persons or property or liens or causes of actions for matters arising from any of the Property that occur up to the time of Closing.

         (b) Purchaser shall indemnify, defend and hold Seller harmless with respect to liability from injury to persons or property or liens or causes of actions for matters arising from any of the Property that occur after the time of Closing.

         (c) The provisions of this SECTION 24 shall survive Closing and the transfer of the Property to Purchaser.

         25. HISTORICAL INFORMATION. Seller acknowledges that Purchaser is seeking to form a REIT to acquire and own an interest in, or make a loan to, Purchaser. Purchaser acknowledges and agrees that Purchaser's independent audit firm has substantially completed an audit of Seller's financial and operating information for the individual shopping centers composing the Property for the last three (3) years (the "Historical Information"). Purchaser acknowledges that it has obtained satisfactory answers to the questions that it once had concerning the accounting for certain expenses related to the Property, and Purchaser waives any objection that it may have to financial or operating information of the individual shopping centers composing the Property that has been provided to Purchaser or that Purchaser has had the opportunity to audit. In the event Purchaser deems it necessary to perform an audit of the Property for the period commencing on the first day of Seller's current fiscal year and ending on June 30, 2002, or a reasonable period of time thereafter, Seller will cooperate with Purchaser and Purchaser's independent audit firm performing such audit.

         26. EMPLOYEES. Seller agrees to allow Purchaser the opportunity to negotiate with Craig Goodwin, Cindy Hicks, Paul Ross and/or Vannesa Wright, and the Seller represents and warrants that the foregoing named individuals are not bound by contracts of employment with the Seller.


                        [signatures on following pages]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph of this Agreement.

SELLER:

GLIMCHER PROPERTIES LIMITED PARTNERSHIP
a Delaware limited partnership
by Glimcher Properties Corporation, a Delaware corporation its general partner

By:   \s: Herbert Glimcher
      ----------------------------------
         Herbert Glimcher
         Chairman and CEO

EAST POINTE VENTURE, LLC
a Delaware limited liability company
by Glimcher East Pointe, Inc.
a Delaware corporation, its Managing Member


By:   \s: Herbert Glimcher
      ----------------------------------
         Herbert Glimcher
         Chairman and CEO

BARREN RIVER PLAZA, LLC
a Delaware limited liability company
by Glimcher Properties Limited Partnership

a Delaware limited partnership, its sole member by Glimcher Properties Corporation a Delaware corporation, its sole general partner

By:   \s: Herbert Glimcher
      ----------------------------------
         Herbert Glimcher
         Chairman and CEO

RIVER VALLEY VENTURE, LLC
a Delaware limited liability company
by Glimcher River Valley, Inc.
A Delaware corporation

By:   \s: Herbert Glimcher
      ----------------------------------
         Herbert Glimcher
         Chairman and CEO

PURCHASER:

20/20 MANAGEMENT COMPANY, INC.
a Texas corporation

By:    \s:  Larry Vineyard
      ----------------------------------
         Larry Vineyard
         Vice President

FLAGLER TITLE COMPANY


By:     \s:  Roger Gamblin
      ----------------------------------
      Name:    Roger Gamblin
      ----------------------------------
      Title:
Date:
      ----------------------------------

                                   SCHEDULE I

                                  PROPERTY LIST
                                  23 PROPERTIES

COMMUNITY CENTER                        ADDRESS                    OWNER
Aviation Plaza                          Oshkosh, WI                GPLP
Barren River Plaza                      Glasgow, KY                Barren Rive Plaza, LLC
Cherry Hill Plaza                       Galax, VA                  GPLP
College Plaza                           Bluefield, VA              GPLP
Cross Creek Plaza                       Beaufort, SC               GPLP
Crossing Meadows                        Onalaska, WI               GPLP
Crossroads Centre                       Knoxville, TN              GPLP
Cypress Bay Village                     Morehead City, NC          GPLP
Delaware Community Plaza                Delaware, OH               GPLP
East Pointe Plaza                       Marysville, OH             East Pointe Plaza
                                                                   Venture, LLC
Franklin Square                         Spartanburg, SC            GPLP
Hunter's Ridge                          Gahanna, OH                GPLP
Lowe's Altoona                          Altoona, PA                GPLP
Lowe's Columbus                         Columbus, OH               GPLP
Marion Towne Center                     Marion, SC                 GPLP
Mill Run Square                         Hilliard, OH               GPLP
Mt. Vernon Plaza                        Mt. Vernon, OH             GPLP
River Valley Plaza                      Lancaster, OH              River Valley Plaza
                                                                   Venture, LLC
Springfield Commons                     Springfield, OH            GPLP
Toys R Us                               Springfield, OH            GPLP
Village Plaza                           Augusta, GA                GPLP
Wal-Mart Plaza                          Springfield, OH            GPLP
Walterboro Plaza                        Walterboro, SC             GPLP

                                   SCHEDULE II

                            ("Environmental Reports")

                                   EXHIBIT "A"

                      (Legal descriptions of each property)

                                   EXHIBIT "B"

                       (Tenant Summary for each property)


                                       26